Exhibit 99.1

September 9, 2025

SIMMONS FIRST NATIONAL CORPORATION ANNOUNCES PRICING OF OFFERING OF

SUBORDINATED NOTES

Pine Bluff, AR – Simmons First National Corporation (NASDAQ: SFNC) (the “Company” or “Simmons”), parent company of Simmons Bank, today announced the pricing of its public underwritten offering and sale of $325 million aggregate principal amount of its 6.25% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “Notes”). The Notes were priced at par.

The Company intends to use the net proceeds from the Offering, along with cash on hand, to repay in full the Company’s outstanding $330 million principal amount of its Fixed-to-Floating Rate Subordinated Notes due 2028 (the “2028 Notes”), and for general corporate purposes.

Keefe, Bruyette & Woods, A Stifel Company and Morgan Stanley are acting as joint book-running managers for the offering. Piper Sandler & Co., Raymond James & Associates, Inc. and Stephens Inc. are acting as co-managers for the offering.

The Company expects to close the offering, subject to customary conditions, on or about September 12, 2025.

The offering is being made pursuant to an effective automatic shelf registration statement (including a prospectus) on Form S-3ASR (File No. 333-279502) previously filed with the Securities and Exchange Commission (“SEC”). The offering may be made only by means of a prospectus supplement and accompanying prospectus. The Notes will be issued pursuant to the Subordinated Indenture, dated as of March 26, 2018 (the “Base Indenture”), by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by a Second Supplemental Indenture (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to be entered into by and between the Company and the Trustee. The Notes are not obligations of, and are not, and will not be, guaranteed by any of the Company’s subsidiaries.

Before investing, interested parties should read the prospectus supplement, accompanying prospectus and other documents filed by the Company with the SEC for information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the prospectus supplement and accompanying prospectus may be obtained from any of the following underwriters at: Keefe, Bruyette & Woods, A Stifel Company by telephone at (800) 966-1559 or by e-mail at USCapitalMarkets@kbw.com; Morgan Stanley & Co. LLC by mail at Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of, or any solicitation of an offer to buy, the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release does not constitute a notice of redemption under the indenture governing the 2028 Notes. The Company will issue a separate notice of redemption in accordance with the terms of the indenture governing the 2028 Notes, which may include additional information concerning the redemption.

Simmons First National Corporation

Simmons First National Corporation (NASDAQ: SFNC) is a Mid-South based financial holding company that has paid cash dividends to its shareholders for 116 consecutive years. Its principal subsidiary, Simmons Bank, operates more than 220 branches in Arkansas, Kansas, Missouri, Oklahoma, Tennessee and Texas. Founded in 1903, Simmons Bank offers comprehensive financial solutions delivered with a client-centric approach. Recently, Simmons Bank was recognized by Newsweek as one of America’s Greatest Workplaces 2025 in Arkansas. In 2024, Simmons Bank was recognized by Newsweek as one of America’s Best Regional Banks 2025, by U.S. News & World Report as one of the 2024-2025 Best Companies to Work For in the South and by Forbes as one of America’s Best-In-State Banks 2024 in Tennessee and America’s Best-In-State Employers 2024 in Missouri. Additional information about Simmons Bank can be found on our website at simmonsbank.com, by following @Simmons_Bank on X (formerly Twitter) or by visiting our newsroom.

Forward-Looking Statements

This press release contains statements related to the Offering that are not based on historical facts and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding the anticipated use of the proceeds of the Offering and the repayment of the 2028 Notes. By nature, such forward-looking statements are based on various assumptions and involve inherent risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Among other risks, there can be no guarantee that the board of directors of Simmons will redeem the 2028 Notes in full or in part. Additional information on other risk factors that could affect the forward-looking statements is included in the Company’s annual report on Form 10-K for the year ended December 31, 2024, the Company’s quarterly report on Form 10-Q for the three months ended June 30, 2025, and other reports that the Company has filed with or furnished to the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date of this press release, and Simmons undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this press release.

INVESTOR AND MEDIA CONTACT

Ed Bilek, EVP, Director of Investor and Media Relations

ed.bilek@simmonsbank.com

205.612.3378 (cell)